Exhibit 2.26

Indexed Microfilmed
2004118972 BK 5355 PG 98
Official Records of Mohave County
Joan Mc Call, Mohave County Recorder
12/20/2004 04:12P P1 of 16
Transnation Title Ins Co
Recording Fee 25.00

Assessor’s Parcel Numbers:

402-18-025; 402-18-023; 402-18-011; 402-18-012;

402-19-003; 402-19-004; 402-41-010; 402-42-011

When recorded mail to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California  90071

Attn:  Brandi Ehlers, Esq.

ASSIGNMENT OF ENTITLEMENTS, CONTRACTS,
RENTS AND REVENUES

THIS ASSIGNMENT OF ENTITLEMENTS, CONTRACTS, RENTS AND REVENUES (“Assignment”) is made and entered into as of December 16, 2004, by and between OASIS RECREATIONAL PROPERTIES, INC., a Nevada corporation (“Assignor”), and The Bank of New York Trust Company, N.A., a national banking association, as collateral agent, hereinafter referred to, together with its successors and assigns, in such capacity, as “Agent”.

R E C I T A L S:

WHEREAS:

A.                                   Assignor is the lessee and fee owner of certain parcels of real property which are situate in the County of Mohave, State of Arizona and which is more particularly described on “Exhibit A” attached hereto (the “Land”).  All references herein to the “Real Property” shall be to: (i) the Land; (ii) all real property which is adjacent to, or used in connection with, the Land and in which Assignor now owns, or hereafter acquires, an interest (the “Adjacent Property”); and (iii) all tenements, hereditaments and appurtenances to the Land or the Adjacent Property.

B.                                     Reference is also made to that certain Indenture (as it may be hereafter renewed, extended, amended, restated or otherwise modified, the “Indenture”) executed concurrently or substantially concurrently herewith, by and among Virgin River Casino Corporation, a Nevada corporation, RBG, LLC, a Nevada limited-liability company and B & B B, Inc., a Nevada corporation (collectively, the “Issuers”, which term includes any successors to any of such persons under the Indenture), and The Bank of New York Trust Company, N.A., a national banking association, as trustee (together with any entity which hereafter becomes a Trustee under the Indenture, the “Trustee”).  All capitalized terms which are used but not otherwise defined herein shall have the respective meanings and be construed herein as provided in the Indenture and any reference to a provision of the Indenture shall be deemed to incorporate that provision as a part hereof in the same manner and with the same effect as if the same were fully set forth herein.

C.                                     The Indenture provides, among other things, that the Issuers may issue up to the aggregate principal amount of One Hundred Twenty-Five Million and No/100 Dollars ($125,000,000.00) in Notes.

D.                                    It is a condition of the Notes that all of Assignor’s present and future right, title and interest in and to:

(i)                                     all assignable leases and purchase contracts which are now existing or are hereafter entered into, for furniture, fixtures, equipment, signs and other items of personal property which are used in connection with, or which relate to: (aa) the Real Property; (bb) any hotel, casino and/or resort business and related activities which are now, or are hereafter, conducted by, or on behalf of, Assignor on the Real Property (collectively, the “Hotel/Casino Facilities”); or (cc) any other business activity now, or hereafter, conducted by, or on behalf of, Assignor on, or in connection with, the Real Property (collectively, the “Additional Business(es)”); all together with any and all modifications, extensions, or renewals thereof (collectively, the “Equipment Agreements”);

(ii)                                  all assignable leases, subleases, licenses, concessions, franchises and other use or occupancy agreements which now exist or are hereafter entered into and which relate to any portion of the Real Property, and all guarantees, extensions, renewals, amendments and modifications thereof (collectively, the “Space Leases”);

(iii)                               all present and future rents, issues, profits, products, earnings, accounts, rights, benefits, income, proceeds, payments, revenue, receipts and deposits of any kind or nature (collectively, the “Proceeds”) which relate to, or are derived from, the Real Property, the Hotel/Casino Facilities, or any Additional Business, including, without limitation, present and future Proceeds, of any nature whatsoever, derived from, or received with respect to, casinos, bars, restaurants, hotel rooms, spa facilities, golf courses,                         banquet facilities, convention facilities, retail premises and other facilities related to, or used in connection with, the Real Property, the Hotel/Casino Facilities, and/or any Additional Business, and also including without limitation, Proceeds from any of the Space Leases (collectively, the “Rents and Revenues”); and

(iv)                              all present and future assignable permits, licenses, warranties, contracts and other entitlements, if any, which are issued, granted, agreed to, or entered into in connection with, or relating to, the Real Property, the Hotel/Casino Facilities or any Additional Business, together with any and all modifications, extensions or renewals thereof (collectively, the “Entitlements”);

in each and every case excluding all Excluded Assets, be presently assigned to Agent for the benefit of Holders in consideration of the Notes upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the Notes, Assignor does hereby presently, absolutely and unconditionally assign to Agent for the benefit of the Holders all of their right, title and interest in and to the Equipment Agreements, the Space Leases, the Rents and Revenues and the Entitlements, in each and every case excluding all Excluded Assets, as follows:

1.                                       Assignor does hereby grant, assign and convey unto Agent all the right, title, interest and privilege which Assignor has or may hereafter acquire, in or to: (i) all assignable Equipment Agreements, Space Leases and/or Entitlements; and (ii) the Rents and Revenues.  Without limiting the generality of the foregoing, and subject to the provisions of Sections 4 and 5 below, Agent shall have the present and continuing right with full power and authority, in its own name, or in the name of Assignor, or otherwise: (aa) to do any and all things which Assignor may be or may become entitled to do under the Equipment Agreements, Space Leases, and/or Entitlements and the right to make all waivers and agreements, give all notices, consents and releases and other instruments and to do any and all other things whatsoever which Assignor may be or may become entitled to do under said Equipment Agreements, Space Leases and/or Entitlements; and (bb) to make claim for, enforce, collect, receive and make receipt (in its own name, in the name of Assignor, or otherwise) for any and all of the Rents and Revenues and to do any and all things which Assignor is or may become entitled to do for the collection of the Rents and Revenues.

2.                                       The acceptance of this Assignment and the payment or performance under the Equipment Agreements, the Space Leases, the Rents and Revenues and/or Entitlements hereby assigned shall not constitute a waiver of any rights of Agent or the Holders under the terms of the Indenture or any other Collateral Agreements for the benefit of any of Agent or the Holders.

3.                                       Assignor shall keep and perform the following with respect to the Equipment Agreements, the Space Leases and the Entitlements:

(a)                                  Except as may be permitted in the Indenture, Assignor will not further assign any interest in the Equipment Agreements, in the Space Leases, or in the Entitlements, or create or permit any lien, charge, or encumbrance upon their interests in the Equipment Agreements, in the Space Leases or in the Entitlements;

(b)                                 Assignor will not, without the prior written consent of Agent:

(i)                                     cause, or consent to, any cancellation, termination or surrender of any Equipment Agreement, Space Lease or Entitlement if such cancellation, termination or surrender would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business (except for any cancellation or termination of an Equipment Agreement, Space Lease or Entitlement which is caused by a default thereunder on the part of a party other than Assignor or one of its Affiliates);

(ii)                                  permit any event to occur which would entitle any party to an Equipment Agreement, Space Lease or Entitlement to terminate or cancel said Equipment Agreement, Space Lease or Entitlement if such cancellation or termination would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business (except any cancellation or termination of an Equipment Agreement, Space Lease or Entitlement which is caused by a default thereunder on the part of a party other than Assignor or one of its Affiliates);

(iii)                               amend or modify any of the Equipment Agreements or the Space Leases or any of the Entitlements if such amendment or modification would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business;

(iv)                              waive any default under or breach of any Equipment Agreements, any Space Leases or any Entitlements except for any waiver that would not be reasonably likely to result in any material adverse affect on either the Hotel/Casino Facilities or any Additional Business; or

(v)                                 give any consent, waiver or approval which would impair Assignor’s interest in any of the Equipment Agreements, any of the Space Leases or any of the Entitlements if such consent, waiver or approval would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

(c)                                  Assignor will promptly notify Agent of the occurrence of any default under any of the Equipment Agreements, Space Leases and/or Entitlements, which, if left uncured, would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business.

4.                                       Notwithstanding anything to the contrary contained in this Assignment, it is understood and agreed that so long as there shall exist no Event of Default under the Indenture there is reserved to Assignor a revocable license to retain, use and enjoy the Equipment Agreements, the Space Leases, the Entitlements and the properties and entitlements which are the subject thereof.  Upon the occurrence of an Event of Default, such license granted to Assignor may be immediately revoked by Agent without further demand or notice and Agent is hereby empowered to enter and take possession of the Real Property and to use, manage and operate the same and to do all acts required or permitted by the Equipment Agreements, the Space Leases and/or the Entitlements, and perform such other acts in connection with the use, management and operation of the property and entitlements, which are the subject of the Equipment Agreements, the Space Leases and the Entitlements as Agent, in its sole discretion, may deem proper (including, without limitation, such acts as are otherwise authorized under this Assignment).  Agent agrees that, until such license granted to Assignor has been revoked, as set forth above, Agent shall refrain from exercising its rights and remedies which are granted with respect to the Equipment Agreements, the Space Leases, and/or the properties they concern under Section 1 of this Assignment or under this Section 4.  Should the Event of Default which resulted in any such revocation be cured prior to foreclosure, deed-in-lieu of foreclosure, or a similar conveyance under the Collateral Agreements, then such license granted to Assignor shall be immediately reinstated without further demand or notice and Agent shall, as soon as reasonably possible, redeliver to Assignor possession of the Equipment Agreements, of the Space Leases and of the Entitlements (and, at the expense of Assignor, shall execute such notices to third parties as Assignor may reasonably request) and the parties hereto shall each be restored to, and be reinstated in, their respective rights and positions hereunder as if the Event of Default had not occurred (without impairment of or limitation on Agent’s right to proceed hereunder upon subsequent Events of Default).

5.                                       It is also understood and agreed that so long as there shall exist no Event of Default under the Indenture there is reserved to Assignor a revocable license to collect the Rents and Revenues as they become due, but not prior to accrual.  Upon the occurrence of an Event of Default, such license granted to Assignor may be immediately revoked without further demand or notice and Agent is hereby empowered, but shall not be obligated, to do any, or all of the following: (i) enter and take possession of the Real Property; (ii) manage and operate all, or any portion of, the Real Property, the Hotel/Casino Facilities and/or the Additional Businesses (or any of them); (iii) demand payment of the Rents and Revenues from the appropriate party; (iv) give notice that further payments of Rents and Revenues are to be made as directed by Agent; and (v) settle compromise, bring suit in respect of Rents and Revenues or otherwise deal with the person owing such Rents and Revenues, either in the name of Assignor or in its own name; all on its own behalf or through a receiver.  If any such Rents and Revenues are collected by Assignor in violation of this Assignment, such Rents and Revenues shall be held in trust for the benefit of Agent.  No action taken by Agent, or by a receiver, in exercising any of the rights and remedies hereunder shall cause any of them to be characterized as a Person in possession.  This Assignment is intended to be and is an absolute present assignment from Assignor to Agent and not merely the passing of a security interest.  Agent agrees that, until such license granted to Assignor has been revoked, as set forth above, Agent shall refrain from exercising its rights and remedies which are granted with respect to the Rents and Revenues and/or the collection thereof under Section 1 of this Assignment or under this Section 5.  Should the Event of Default which resulted in any such revocation be cured prior to foreclosure, deed-in-lieu of foreclosure, or a similar conveyance under the Collateral Agreements, then such license granted to Assignor shall be immediately reinstated without further demand or notice and Agent shall, as soon as reasonably possible, execute, at the expense of Assignor, such notices to third parties as Assignor may reasonably request and the parties hereto shall each be restored to, and be reinstated in, their respective rights and positions hereunder as if the Event of Default had not occurred (without impairment of or limitation on Agent’s right to proceed hereunder upon subsequent Events of Default).

6.                                       Agent shall not be obligated to perform or discharge any obligation or duty to be performed or discharged by Assignor under the Equipment Agreements, the Space Leases, the Entitlements, and/or relating to the Rents and Revenues.  This Assignment shall not place responsibility for the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, upon any of the Agent or the Holders, or upon any of their respective trustees, officers, employees, agents, attorneys or stockholders (collectively, the “Indemnified Parties”); nor shall this Assignment cause any of the Indemnified Parties to be responsible or liable for any negligence in the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities or any Additional Business, which results in loss, injury or death to any tenant, guest, licensee, employee or stranger (provided that this Section 6 shall not act to relieve any Indemnified Party from liability which results from such Indemnified Party’s own gross negligence or willful misconduct).

7.                                       Assignor agrees to indemnify, protect, defend and hold harmless the Indemnified Parties from and against any and all losses, damages, expenses or liabilities of any kind or nature from any suits, claims, demands or other proceedings, including reasonable counsel fees incurred in investigating or defending such claim, suffered by any of them and caused by, relating to, arising out of, resulting from, or in any way connected with: (i) this Assignment; (ii) any of the Equipment Agreements, Space Leases, Entitlements, or Rents and Revenues; or (iii) the management, control, care, operation or repair of the Real Property, the Hotel/Casino Facilities and/or any Additional Business; all in accordance with Section 7.7 of the Indenture, which is incorporated by reference herein, as if fully set forth herein.

8.                                       Assignor agrees that this Assignment and the designation and directions herein set forth are irrevocable.  Until all Indebtedness and Obligations of the Issuers have been paid and performed in full, Assignor will not make any other assignment, designation or direction inconsistent herewith (except as otherwise permitted in the Indenture), and any such assignment, designation or direction which is inconsistent herewith shall be void.  Assignor will, from time to time, execute all such instruments of further assurance and all such supplemental instruments as may be reasonably requested by Agent.

9.                                       No action or inaction on the part of Agent, or any Holder, shall constitute an assumption on the part of Agent, or any Holder, of any obligations or duties under the Equipment Agreements, Space Leases and/or the Entitlements, or relating to the Rents and Revenues.  No action or inaction on the part of Assignor shall adversely affect or limit in any way the rights of Agent under this Assignment or, through this Assignment, under the Equipment Agreements, the Space Leases and/or the Entitlements, or relating to the Rents and Revenues.

10.                                 Assignor covenants and represents that no other assignments of their interests in the Equipment Agreements, Space Leases and/or the Entitlements, or of its interests in the Rents and Revenue have been made; that no notice of termination has been served on Assignor with respect to any Equipment Agreements, the Space Leases or the Entitlements, the termination of which would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business; and that there are presently no defaults existing under any of the Equipment Agreements, the Space Leases or the Entitlements, which defaults would be reasonably likely to materially and adversely affect either the Hotel/Casino Facilities or any Additional Business if left uncured.

11.                                 Upon the payment of all Indebtedness and performance of all Obligations of the Issuers under the Indenture in full, Agent, at the request and the expense of Assignor, will deliver either an instrument canceling this Assignment or assigning the rights of the Agent hereunder, as Assignor shall direct.

12.                                 Assignor and Agent intend that this Assignment shall be a present, absolute and unconditional assignment, subject to the license granted above, and not merely the passing of a security interest.  During the term of this Assignment, neither the Equipment Agreements, the Space Leases, the Entitlements nor the Rents and Revenues shall constitute property of Assignor (or any estate of Assignor) within the meaning of 11 U.S.C.§541 (as it may be amended or recodified from time to time).

13.                                 This Assignment applies to, binds and inures to the benefit of, the parties hereto and their respective heirs, administrators, executors, successors and assigns.  This Assignment may not be modified or terminated orally.

14.                                 All of the rights and remedies of Agent hereunder are cumulative and not exclusive of any other right or remedy which may be provided for hereunder or under any other Collateral Agreements.  Nothing contained in this Assignment and no act done or omitted by Agent, or any Holder, pursuant to its terms shall be deemed a waiver by Agent, or any Holder, of any rights or remedies under the Collateral Agreements, and this Assignment is made and accepted without prejudice to any rights or remedies possessed by Agent, or any Holder, under the terms of the Collateral Agreements.  The right of the Agent and the Holders to collect the secured principal, interest, and other Indebtedness, and to enforce any security may be exercised by Agent prior to, simultaneous with, or subsequent to any action taken under this Assignment.

15.                                 Upon the occurrence of an Event of Default, Assignor shall be deemed to have appointed and does hereby appoint Agent the attorney-in-fact of Assignor to prepare, sign, file and/or record such documents or instruments, or take such other actions, as may be reasonably necessary to perfect and preserve, against third parties, the interest in the Equipment Agreements, the Space Leases, the Entitlements and Rents and Revenues which is granted to Agent hereunder.

16.                                 This Assignment shall be governed by the internal laws of the State of Arizona, without regard to principles of conflict of law.

17.                                 This Assignment may be executed in any number of separate counterparts with the same effect as if the signatures hereto and hereby were upon the same instrument.  All such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed the foregoing instrument as of the day and year first above written.

ASSIGNOR:		AGENT:

OASIS RECREATIONAL PROPERTIES, INC., a Nevada corporation		THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association, as collateral agent

By:	/s/ Robert R. Black, Sr.	By:	/s/ Sandeé Parks
	Name: Robert R. Black, Sr.		Name: Sandeé Parks
	Title: President and Treasurer		Title: Vice President

ACKNOWLEDGMENT

STATE OF NEVADA	}
COUNTY OF CLARK	}ss.

This instrument was acknowledged before me on December 16, 2004 by Robert R. Black, Sr. as President of Oasis Recreational Properties, Inc..

/s/ Kimberly Schroeder	.
NOTARY PUBLIC

Kimberly Schroeder

Notary Public State of Nevada

No. 96-4320-1

My appt. exp. July 18, 2008

ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
) ss.
COUNTY OF LOS ANGELES	)

On December 16, 2004 , before me, Dona L. Bergstrom, Notary Public,
Date	Name and Title of Officer (e.g., Jane Doe, Notary Public

personally appeared Sandeé Parks,
Name(s) of Signer(s)

☐                                    personally known to me

☒                                    proved to me on the basis of satisfactory evidence

to be the person whose name is subscribed to the within instrument and acknowledged that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity on behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

/s/ Dona L. Bergstrom
Signature of Notary Public

(SEAL)

Dona L. Bergstrom
Comm. # 1406462
Notary Public—California
Los Angeles County
My Comm. Expires March 21, 2007

EXHIBIT “A”
LEGAL DESCRIPTION

SEE ATTACHED

PARCEL NO. 1:

A portion of Government Lot 1, all of the Southeast quarter of the Northeast quarter, a portion of the Northeast quarter of the Southeast quarter, and a portion of the Southwest quarter of the Northeast quarter of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, more particularly described as follows:

BEGINNING at the intersection of the Southerly right-of-way line of Peppermill Palms Boulevard (an existing 60.00 foot right-of-way) and the East line of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, said point being South 01 degrees 04 minutes 13 seconds East, 285.62 feet along the Section line from the Northeast corner of said Section 4 (a 1912 G.L.O. brass cap re-stamped 1997);

THENCE South 01 degrees 04 minutes 13 seconds East, 1039.87 feet along the Section line to the 1/16th corner (1997 BLM brass cap);

THENCE South 01 degrees 04 minutes 13 seconds East, 1313.79 feet to the East quarter of said Section 4 (a 1997 BLM brass cap);

THENCE South 01 degrees 03 minutes 30 seconds East, along the Section line, 558.88 feet;

THENCE South 89 degrees 18 minutes 51 seconds West, 1322.55 feet to the 1/16th line;

THENCE North 01 degrees 00 minutes 51 seconds West along the 1/16th line, 294.01 feet;

THENCE South 89 degrees 14 minutes 13 seconds West, 214.38 feet;

THENCE North 16 degrees 51 minutes 32 seconds West, 726.00 feet;

THENCE North 06 degrees 21 minutes 41 seconds West, 890.48 feet to a point on the 1/16th line;

THENCE North 89 degrees 17 minutes 53 seconds East along the 1/16th line, 495.10 feet to the 1/16th corner;

THENCE North 01 degrees 02 minutes 08 seconds West, 446.51 feet to the Southerly right-of-way line of said Peppermill Palms Boulevard;

THENCE along said Southerly line the following courses;

North 61 degrees 24 minutes 00 seconds East, 223.80 feet to a point of curvature of a 430.00 foot radius curve to the left;

THENCE 149.35 feet along the arc of said curve through a central angle of 19 degrees 54 minutes 00 seconds;

THENCE North 41 degrees 30 minutes 00 seconds East, 259.34 feet to a point of curvature of a 259.47 foot radius curve to the right;

THENCE 187.94 feet along the arc of said curve through a central angle of 41 degrees 30 minutes 00 seconds;

THENCE North 83 degrees 00 minutes 00 seconds East, 274.03 feet to a point of curvature of a 445.00 foot radius curve to the left;

THENCE 109.25 feet along the arc of said curve through a central angle of 14 degrees 04 minutes 00 seconds;

THENCE North 68 degrees 56 minutes 00 seconds East, 62.91 feet to a point of curvature of a 220.00 foot radius curve to the right;

THENCE 96.22 feet along the arc of said curve through a central angle of 25 degrees 03 minutes 33 seconds;

THENCE South 86 degrees 00 minutes 27 seconds East, 38.57 feet to the POINT OF BEGINNING.

LESS AND EXCEPTING that portion lying within Peppermill Palms Boulevard (a 60.00 foot right-of-way).

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved in Arizona Revised Statutes. (Affects the Northeast quarter of the Southeast quarter of Section 4)

PARCEL NO. 2:

The West half of Government Lot 3, all of Government Lot 4 and the Southwest quarter of the Northwest quarter of Section 4, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.

EXCEPT that portion lying within Peppermill Palms Boulevard, as shown on Roadway Dedication Plat for Peppermill Palms Boulevard, recorded as Fee No. 1990-12851, records of Mohave County, Arizona.

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved in Arizona Revised Statutes. (Affects the West half of Lot 3 and all of Lot 4)

PARCEL NO. 3:

Government Lots 1 and 4, and the South half of the Northeast quarter of Section 5, Township 39 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona.

EXCEPT that portion lying within Peppermill Palms Boulevard, as shown on Roadway Dedication Plat for Peppermill Palms Boulevard, recorded as Fee No. 1990-12851, records of Mohave County, Arizona.

EXCEPT 1/16th of all oil, gases and other hydrocarbon substances, coal, stone, metals, minerals, fossils and fertilizers of every name and description and except all materials which may be essential to the production of fissionable materials as reserved in Arizona Revised Statutes. (Affects a portion of Lot 1)

PARCEL NO. 4:

The Southeast quarter of the Southeast quarter of Section 32, Township 40 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, lying South of the Southerly right-of-way of Old U.S. Highway 91.

PARCEL NO. 5:

That portion of the Southwest quarter of Section 33, Township 40 North, Range 16 West of the Gila and Salt River Base and Meridian, Mohave County, Arizona, lying South of the Southerly right-of-way line of Old U.S. Highway 91.